Exhibit 99.2

Kalani Jones:  What we expect to announce here when we release our Q, I think it's around about May 10, our revenue for fiscal Q2 was $2.8 million. So expect to see this pattern up and down for probably the next year. But if you go to the next chart, you look at our annual revenue. As Woody mentioned earlier, we kind of averaged back in 2001 through 2003 about a million in revenue. Last year we had a significant growth where we went from $1.3 or $1.4 million up to $5.7 million. And already this year, only six months into the year, we have already reached that $7.2 million mark. So we expect this year to be much better than last year.